Exhibit 99.1

Contact:

Michael J. Culotta

Executive Vice President and Chief Financial Officer

(502) 627-7475

PHARMERICA NAMES MARJORIE W. DORR

TO ITS BOARD OF DIRECTORS

LOUISVILLE, Kentucky (January 26, 2009) – PharMerica Corporation (NYSE: PMC), a national provider of institutional pharmacy and hospital pharmacy management services, announces that it has appointed Marjorie W. Dorr to the Company’s Board of Directors.

Most recently, Ms. Dorr served as Executive Vice President and Chief Strategy Officer for WellPoint, Inc., where she was responsible for the development and implementation of the company’s 2010 plan. Ms. Dorr held various executive positions while at WellPoint including President and Chief Executive Officer of WellPoint’s Northeast Region SBU, where she was responsible for operations in several states. Ms. Dorr joined WellPoint through the merger in 2004 of WellPoint and Anthem, Inc. At the time of the merger, Ms. Dorr served as President of Anthem Blue Cross and Blue Shield’s East region, responsible for operations of the $6 billion revenue region.

Ms. Dorr received her bachelor of business administration degree from the University of Iowa and her master of business administration degree from the University of Chicago Graduate School of Business.

In commenting on Ms. Dorr’s addition to the Board, Thomas P. Mac Mahon, PharMerica’s Chairman of the Board, said, “We welcome Ms. Dorr to our Board. She has an experienced knowledge base encompassing all areas of business including strategic planning, operations, insurance and pharmacy, and corporate finance. We look forward to the valuable insights she brings to the Board.”

About PharMerica

PharMerica Corporation is a leading institutional pharmacy services company servicing healthcare facilities in the United States. PharMerica operates over 100 institutional pharmacies in 40 states. PharMerica’s customers are institutional healthcare providers, such as nursing centers, assisted living facilities, hospitals and other long-term care providers. The Company also provides pharmacy management services to long-term care hospitals.

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